Exhibit 5.2
May 14, 2007
Regency Energy Partners LP
Gulf States Transmission Corporation
c/o Regency Energy Partners LP
1700 Pacific, Suite 2900
Dallas, Texas 75201
Ladies and Gentlemen:
          We have acted as special Louisiana counsel for Regency Energy Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Partnership from time to time, pursuant to Rule 415 under the Securities Act, of (i) common units representing limited partner interests in the Partnership (the “Units”), (ii) debt securities, which may be co-issued by Regency Energy Finance Corp., a Delaware corporation (“Regency Finance”), in one or more series, consisting of notes, debentures or other evidences of indebtedness (the “Debt Securities”), and (iii) guarantees (the “Guarantees”) of the Debt Securities by Gulf States Transmission Corporation (the “Subsidiary Guarantor”). The Units, Debt Securities and Guarantees are collectively referred to herein as the “Securities.”
          We have also acted as special Louisiana counsel for the Partnership, with respect to certain legal matters in connection with the Registration Statement relating to the offer and sale by the selling unitholders named therein from time to time, pursuant to Rule 415 under the Securities Act, of up to an aggregate of 11,881,353 common units representing limited partnership interests in the Partnership (the “Selling Unitholder Units”), to be sold by certain selling unitholders, as described in the Registration Statement.
          We have examined the Registration Statement, the relating prospectuses and the formation documents, of the Subsidiary Guarantor. In addition, we have reviewed certain certificates of officers of the general partner of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.
          In connection with this opinion, we have assumed that
          (1) The Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;
          (2) A Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby;
          (3) All Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement;
          (4) A definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; and
          (5) Any Securities issuable upon conversion, exchange or exercise of any Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.
          Based upon and subject to the foregoing, we are of the opinion that:
          With respect to the Guarantees, when (i) the applicable Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (ii) the Partnership, Regency Finance and the Subsidiary Guarantors, as applicable, have taken all necessary action to approve the issuance and terms of such Debt Securities and

Guarantees, the terms of the offering thereof and related matters; and (iii) such Debt Securities and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Partnership, Regency Finance and the Subsidiary Guarantors, as applicable, upon payment of the consideration thereof or provided for therein, such Guarantees will constitute valid and legally binding obligations of the Subsidiary Guarantor, as applicable, enforceable against the Subsidiary Guarantor, as applicable, in accordance with their terms, except as such enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and general principles of equity.
          The opinions expressed herein are qualified in the following respects:
          (1) We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.
          (2) This opinion is limited in all respects to the laws of the State of Louisiana.
          (3) We express no opinion as to provisions of the Guarantees that (a) bind the Subsidiary Guarantor as principal obligor or (b) preserve the obligations of the Subsidiary Guarantor despite any modification of the principal obligations in a manner prejudicial to the Subsidiary Guarantor without its consent or the illegality, invalidity or unenforceability of the principal obligations against the principal obligors for reasons other than their bankruptcy or incapacity. We express no opinion concerning any waiver of the right of subrogation contained in the Guarantees as well as certain other waivers contained therein. We express no opinion as to the effectiveness of any provisions in the Guarantees purporting to automatically reinstate any indebtedness that is subject to avoidance as a preference or fraudulent conveyance in any bankruptcy action involving Debtor.
          We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Kean, Miller, Hawthorne, D’Armond, McCowan,
& Jarman, L.L.P.

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